   As filed with the Securities and Exchange Commission on December 13, 2001
                                                 Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ______________

                             SHERWOOD BRANDS, INC.
             (Exact Name of Registrant as Specified in its Charter)

        North Carolina                                56-1349259
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                  Identification Number)

                                                                                 Uziel Frydman
                                                                   President and Chief Executive Officer
             Sherwood Brands, Inc.                                             Sherwood Brands, Inc.
        1803 Research Blvd., Suite 201                                    1803 Research Blvd., Suite 201
          Rockville, Maryland  20850                                        Rockville, Maryland  20850
                (301) 309-6161                                                    (301)  309-6161
(Address, Including Zip Code, and Telephone Number,            (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive                  Include Area Code, of Agent for Service)
                   Offices)

                         Copies of Communications to:
                             Gary M. Epstein, Esq.
                            Greenberg Traurig, P.A.
                             1221 Brickell Avenue
                             Miami, Florida 33131
                                (305) 579-0500
                          (Facsimile) (305) 579-0717
                                ______________

       Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after the Registration Statement becomes effective.
                                ______________

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              ___________________
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                          Proposed Maximum      Proposed Maximum
              Title of Each Class                       Amount             Offering Price          Aggregate          Amount of
        of Securities to be Registered              to be Registered          Per Unit           Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share        891,250(1)              $7.50(2)           $6,684,375.00        $1,597.57
------------------------------------------------------------------------------------------------------------------------------------

(1) 891,250 shares of Class A Common Stock of the Registrant are issuable upon exercise of outstanding warrants, plus a presently indeterminable number of shares of common stock, if any, as shall be issuable from time to time as required pursuant to adjustments under the warrants which are being registered pursuant to Rule 416 of the Securities Act.

(2) Based on the exercise price of the warrants.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 Subject To Completion, Dated December 13, 2001

Prospectus

                             Sherwood Brands, Inc.


                              Class A Common Stock


The Offering:

   . This prospectus relates to the issuance and sale of 891,250 shares of our Class A common stock which are issuable upon the exercise of outstanding warrants, plus a presently indeterminable number of shares of our common stock, if any, as shall be issuable from time to time as required pursuant to adjustments under the warrants.

Use of Proceeds:

   . We will receive the exercise price of the warrants, which will be used for general corporate purposes. We will not receive any proceeds from any sale of the warrants or any sale of the underlying common stock.

Trading Market:

   . Our Class A common stock is listed and quoted on the American Stock Exchange under the symbol "SHD." Our warrants are listed and quoted on the America Stock Exchange under the symbol "SHD_t".

Offering Expenses:

   . We have agreed to bear the expenses of the registration of the issuance of the shares of common stock issuable by us upon the exercise of the warrants.

Risk Factors:

   . See the section entitled "Risk Factors" on page 2 of this prospectus for a discussion of risks that you should consider before purchasing our shares of common stock.

      Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


               The date of this prospectus is __________, 2002.

                              PROSPECTUS SUMMARY

     This summary highlights selected information and does not contain all the information that is important to you. We urge you to read the entire prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 7 for more information about our company and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors." Except where the context otherwise requires, the terms "we," "us," "our" or "Sherwood Brands" refer to the business of Sherwood Brands, Inc. and its consolidated subsidiaries. All dollar amounts are expressed in U.S. dollars.

Our Business

     Sherwood Brands, Inc. is engaged in the manufacture, marketing and distribution of a diverse line of brand name candies, cookies, chocolates and gifts. We manufacture jelly beans, lollipops, biscuits, soft and hard candies and assemble seasonal gift items, including gift baskets. Our principal branded products are COWS(TM) butter toffee candies, DEMITASSE(R) biscuits, RUGER(R) wafers, SMILE POPS(R) lollipops, STRIP-O-POPS(R) lollipops and ELANA(R) Belgian chocolates. We also market SOUR FRUIT BURST(TM) fruit-filled hard candies, as well as certain holiday specialty products, such as PIRATE'S GOLD COINS(TM) milk chocolates for Christmas and TOKENS OF LOVE(TM) milk chocolates for Valentine's Day. Our marketing strategy, including our packaging of products, is designed to maximize freshness, taste and visual appeal, and emphasizes highly distinctive, premium quality products that are sold at prices that compare favorably to those of competitive products. We believe that all of our operations are part of the confectionery industry and we currently report as a single industry segment.

     We currently purchase most of our contract-manufactured products from third-party sources located in Argentina, Austria, Belgium, Holland, Germany, Italy, and Ireland. We purchase ingredients and packaging materials from numerous third-party suppliers. Such ingredients and packaging materials include flour, sugar, shortening, flavorings, butter, folding cartons, shipping cartons and wrapping film. The primary source of components used in our line of holiday gift items and gift baskets, which are assembled at our Central Falls, RI and our New Bedford, MA facilities, are manufacturers located in Asia, principally China.

     We sell our products primarily to mass merchandisers and other retail customers, grocery and drug store chains, club stores, convenience stores, specialty shops and wholesalers. Our mass merchandiser customers include Family Dollar, Target, Dollar General, K-Mart and Wal-Mart. Vending companies are our second largest customer category. ELANA Belgian chocolates, RUGER wafers, COWS butter toffee candies and SOUR FRUIT BURST candies are available in vending machines as well as through traditional outlets. We also sell our products to numerous gourmet distributors throughout the United States. These distributors in turn sell products to a wide base of gourmet stores. We have two manufacturing facilities and three assembly facilities.

                             Corporate Information

     We are a North Carolina corporation. Our principal executive offices are located at 1803 Research Blvd., Suite 201, Rockville, Maryland 20850. Our telephone number is (301) 309-6161.

                                 RISK FACTORS

     You should carefully consider the following risks before making an investment decision. If any of the following risks occurs, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

     The loss of a significant customer could have an adverse effect on our
business.   We are dependent on a limited number of customers for a significant portion of our revenues. For the year ended July 31, 2001, two customers accounted for approximately 41% of our net sales, with Sam's Club accounting for 27% and Wal-Mart accounting for 14%. We do not maintain agreements with our customers and sell products pursuant to purchase orders placed from time to time in the ordinary course of business. The loss of a significant customer could have an adverse effect on our business.

     We face significant competition in the marketing and sale of our products. Our products compete for consumer recognition and shelf space with candies, cakes, cookies, chocolates and other food products which have achieved international, national, regional and local brand recognition and consumer loyalty. These products are marketed by companies (which may include our suppliers) with significantly greater financial, manufacturing, marketing, distribution, personnel and other resources than we have. Certain of such competitors, such as Hershey Food Corporation, M&M Mars, Inc., Nestle, S.A., Nabisco, Inc., Keebler Company and Sunshine Biscuits, Inc., dominate the markets for candy and cookie products, and have substantial promotional budgets which enable them to implement extensive advertising campaigns. The food industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. While we believe that our existing products compete favorably and that increased marketing and sales efforts will result in increased product recognition and market penetration, there can be no assurance that we will be able to continue to compete successfully.

     Our success is highly dependent on consumer preferences and industry factors. The markets for candy and cookie products are affected by changes in consumer tastes and preferences and nutritional and health-related concerns. We could be subject to increased competition from companies whose products or marketing strategies address these concerns. In addition, the markets for our products may be subject to national, regional and local economic conditions which affect discretionary spending, demographic trends and product life cycles, whereby product sales increase from their introductory stage through their maturity and then reach a stage of decline over time.

     Limited Historical Profitability; Future Operating Results. Although we have achieved increased levels of revenues, we have historically, until recently, achieved limited profitability. Our operating expenses have increased and can be expected to continue to increase in connection with any expansion activities undertaken by us, including those relating to advertising and product manufacturing. Accordingly, our profitability will depend on our ability to improve our operating margins and increase revenues from operations. Unanticipated expenses, unfavorable currency exchange rates, increased price competition and adverse changes in economic conditions could have a material adverse effect on our operating results. There can be no assurance that we will achieve significantly increased levels of revenues or that our future operations will continue to be profitable.

     We depend on our trademarks. We hold United States trademark registrations for the "ELANA," "RUGER", "TONGUE TATTOO", "STRIP-O-POP", "SMILE POPS" and "demitasse" names, and have filed trademark registrations for certain other names, including "COWS," and use other names for which we have not applied for registration. We believe that our rights to these names are a significant part of our business and that our ability to create demand for our products is dependent to a large extent on our ability to exploit these trademarks. We can not assure you as to the adequacy of protection that trademarks will afford us, that any trademark application will result in registered trademarks, or that trademarks will not be invalidated if challenged. We are not aware of any infringement claims or other challenges to our rights to use these marks. We are applying for the international registration of all of our trademarks.

     We are dependent on third-party manufacturers and suppliers. We are dependent on the ability of our manufacturers to adhere to our product, price and quality specifications and scheduling requirements. Our operations require us to have production orders in place in advance of shipment to our warehouses (product deliveries typically take 60 days). Any delay by manufacturers in supplying finished products to us would adversely affect our ability to deliver products on a timely and competitive basis. In addition, raw materials necessary for the manufacture of our products at our facilities, including flour, sugar, shortening, butter and flavorings, are purchased from third-party suppliers. We do not maintain agreements with any such suppliers and we are, therefore, subject to risks of periodic price fluctuations, shortages and delays. We anticipate that we will become increasingly dependent on third parties for necessary raw materials used in the manufacture of our products, and a material interruption in the availability or significant price increases for raw materials would have a material adverse effect on our operating margins.

     We face various risks relating to foreign manufacturing. We have been and will continue to be subject to risks associated with the manufacture of products in foreign countries, primarily in Argentina, Austria, Belgium, China, Holland and Ireland. Such risks include material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import quotas and international political, regulatory and economic developments. We assume the risk of loss, damage or destruction of products when shipped by a manufacturer, although we maintain cargo insurance on such shipments. Because we pay for certain of our products manufactured outside the United States in foreign currencies, any weakening of the United States dollar in relation to relevant foreign currencies, could result in significantly increased costs to us. In addition, certain products manufactured overseas are subject to import duties. Deliveries of products from our foreign manufacturers could also be delayed or restricted by the future imposition of quotas, and there can be no assurance that we would be able to obtain quality products at favorable prices from domestic or other suppliers whose quotas have not been exceeded by the supply of products to existing customers.

     Our operating results fluctuate and we are subject to seasonality. Our operating results are subject to fluctuations as a result of new product introductions, the timing of significant operating expenses and customer orders, pricing and seasonality. Our sales typically increase toward the middle of our fiscal year, principally due to the holiday season. Unanticipated events, including delays in product shipments past the time of peak sales or significant decreases in sales during the middle of our fiscal year, could have an adverse effect on our operating results.

     We are subject to government regulation. We are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and by other state and local authorities in jurisdictions in which our products are manufactured or sold. Among other things, such regulation governs the importation, manufacturing, packaging, storage, distribution and labeling of our products, as well as sanitary conditions and public health and safety. Applicable statutes and regulations governing our products include "standards of identity" for the content of specific types of products, nutritional labeling and serving size requirements and general "Good Manufacturing Practices" with respect to manufacturing processes. Our facilities and products are subject to periodic inspection by federal, state and local authorities. We believe that we are in compliance with all governmental laws and regulations and that we maintain all permits and licenses required for our operations. Nevertheless, there can be no assurance that we will continue to be in compliance with current laws and regulations or that we will be able to comply with any future laws and regulations and licensing requirements. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

     We may incur product liability claims that are not fully insured. As a manufacturer and marketer of food products, we are subject to product liability claims from consumers. We maintain product liability insurance with limits of $2,000,000 in the aggregate and $1,000,000 per occurrence (with excess coverage of $10,000,000), which we believe is adequate for the types of products we currently offer. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. In the event of a partially or completely uninsured successful claim against us, our financial condition and reputation would be materially affected.

     We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success. Our success is dependent on the personal efforts of Uziel Frydman, our Chairman, President and Chief Executive Officer, Amir Frydman, our Vice President of Marketing, and Christopher J. Willi, our Chief Financial Officer. Although we have entered into employment agreements with each of these officers, the loss or interruption of the services of such individuals could have a material adverse effect on our business. We maintain "key-man" insurance in the amount of $1 million on the life of Mr. Uziel Frydman. Our success also depends upon our ability to hire and retain additional qualified management, marketing and other personnel. Competition for qualified personnel in the food industry is intense, and there can be no assurance that we will be able to hire or retain qualified personnel. Failure to hire and retain qualified personnel could adversely affect our success.

     Our President and Chief Executive Officer controls our company. Mr. Uziel Frydman, President and Chief Executive Officer of our company, owns 400,000 shares of Class A Common Stock (with a right to acquire an additional 202,984 upon the exercise of options) and 1,000,000 shares of Class B Common Stock, representing, in the aggregate, approximately 43% of the outstanding Common Stock of our company and 76% of the voting control of our company, assuming that all of the warrants are exercised. Accordingly, Mr. Frydman will be able to direct the election of all of our company's directors, increase the authorized capital, dissolve, merge or sell the assets of our company, and generally direct the affairs of our company.

     We may issue "blank check" preferred stock that would prevent a change of control. Our Articles of Incorporation, as amended, authorize our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. The issuance of shares of preferred stock in the future could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for a third party to gain control of our company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Although we have has no current plans to issue any shares of Preferred Stock or designate any series of Preferred Stock, there can be no assurance that our board of directors will not decide to do so in the future.

     We are prohibited from paying dividends. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends is prohibited by the terms of our financing agreements.



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains some forward-looking statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk Factors" in this prospectus. Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                USE OF PROCEEDS

     We will receive the exercise price of the warrants, which will be used for general corporate purposes. If all outstanding warrants are exercised, we will receive $6,684,375. We will not receive any proceeds from any sale of the warrants or any sale of the underlying common stock.

Transfer Agent and Registrar

     The transfer agent for our Class A common stock and the warrant agent for the warrants is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The shares of our common stock to be issued upon the exercise of the warrants and offered by this prospectus may be sold by the warrantholders from time to time in:

     .    In transactions in the open market;

     .    in negotiated transactions;

     .    in a combination of such methods of sale;

     .    at fixed prices which may be changed;

     .    at market prices prevailing at the time of sale;

     .    at prices related to prevailing market prices; or

     .    at negotiated prices.

     The warrantholders may effect these transactions by selling the shares of our common stock issued upon the exercise of the warrants to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the warrantholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     We are required to keep this registration statement effective so long as any unexpired warrants are outstanding, to the extent that it is reasonably likely that any such warrants will be exercised.

     In order to comply with the securities laws of particular states, if applicable, the shares of our common stock issuable upon the exercise of the warrants will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The warrantholders and any broker-dealers or agents that participate with the warrantholders in the distribution of the warrants or the shares of our common stock issued upon the exercise of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the warrants or the shares of our common stock issued upon the exercise of the warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     Each warrantholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the warrantholders.

     We will pay for all costs of the registration of the shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; except that, the selling holders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling holders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities incurred in connection therewith.

                                 LEGAL MATTERS

     The validity of the warrants and the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements incorporated in this registration statement by reference from the Annual Report on Form 10-K of Sherwood Brands, Inc. for the year ended July 31, 2001 have been audited by BDO Seidman LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of local public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

     .    incorporated documents are considered part of this prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

     . our annual report on Form 10-K for the year ended July 31, 2001 filed on October 29, 2001; and

     . the description of our capital stock set forth in our initial registration statement on Form SB-2, filed January 21, 1998, as amended by the amended Form SB-2 filed by us on March 27, 1998.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

     . any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

     . definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

     .    any reports filed under Section 15(d) of the Securities Exchange Act.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request, orally or in writing, a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                             Sherwood Brands, Inc.
                         1803 Research Blvd., Suite 201
                           Rockville, Maryland  20850
                                 (301) 309-6161
                        Attn:  Anat Schwartz, Secretary

================================================================================
   Prospective investors may rely only on the information contained in this prospectus. Neither any underwriter nor we has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                                 _____________
                               TABLE OF CONTENTS
                                                                    Page
                                                                    ----

Prospectus Summary...................................................  1
Risk Factors.........................................................  2
Cautionary Note Regarding Forward-Looking Statements.................  5
Use of Proceeds......................................................  5
Plan of Distribution.................................................  6
Legal Matters........................................................  7
Experts..............................................................  7
Where You Can Find More Information..................................  7


                            Sherwood Brands, Inc.

                             Class A Common Stock

                               ______________

                                 PROSPECTUS
                               ______________


                               ________________, 2002

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution (1)

     The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee........   $1,597.57
Accounting Fees and Expenses                                   1,000.00
Legal Fees and Expenses                                        3,000.00
Blue Sky Fees                                                         0
Printing Expenses                                                     0
Transfer Agent Fees and Expenses                                      0
Miscellaneous..............................................   ---------

     Total.................................................   $5,597.57

_________________________

(1) The amounts set forth above are estimated, except for the SEC fee.

Item 15.  Indemnification of Directors and Officers

     Section 55-2-02 of the North Carolina Business Corporation Act (the "NCBCA") enables a North Carolina corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions described in Section 55-8-33 of the NCBCA, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant's Restated and Amended Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the NCBCA. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, however, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Section 55-8-50 through 55-8-58 of the NCBCA contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. The Restated and Amended Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the NCBCA, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the Registrant intends to enter into indemnification agreements with its directors and officers prior to the consummation of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision by-law, contract, arrangement, statutes or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Registrant's directors and officers, are currently covered under directors' and officers' insurance policies maintained by the Registrant that will indemnify such persons against certain liabilities arising from acts or omissions in the discharge of their duties. Such insurance policies provide $2.5 million coverage for liabilities, including liabilities for alleged violation of securities laws.

Item 16.    Exhibits

     The following exhibits are included as part of this Registration Statement:

   Exhibits     Description
   --------     -----------

      5.1       Opinion of Greenberg Traurig, P.A.

     23.1       Consent of Greenberg Traurig, P.A. (included in exhibit 5.1)

     23.2       Consent of BDO Seidman, LLP

     24.1       Power of Attorney (filed with the signature page)

Item 17.    Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement.

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 13th day of December, 2001.

                                 SHERWOOD BRANDS, INC.

                                 By: /s/ Uziel Frydman
                                    ------------------
                                    Uziel Frydman
                                    Chief Executive Officer and President

                     (power of attorney on following page)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Uziel Frydman and Anat Schwartz, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                           TITLE                             DATE
------------------------------   --------------------------------   ------------------------
                                   President, Chief Executive            December 13, 2001
/s/  Uziel Frydman                           Officer
------------------------------            and Director
   Uziel Frydman                  (Principal Executive Officer)
                                                                         December 13, 2001
/s/ Christopher J. Willi             Chief Financial Officer
------------------------------
   Christopher J. Willi
                                                                         December 13, 2001
/s/ Anat Schwartz               Executive Vice President-Finance
------------------------------            and Secretary
   Anat Schwartz                 (Principal Accounting Officer)
                                                                         December 13, 2001
/s/ Amir Frydman                    Executive Vice-President,
------------------------------              Treasurer
   Amir Frydman                           and Director
                                                                         December __, 2001
                                            Director
------------------------------
   Douglas A. Cummins
                                                                         December 13, 2001
/s/ Jean E. Clary                           Director
------------------------------
   Jean E. Clary
                                                                         December 13, 2001
/s/ Jason T. Adelman                        Director
------------------------------
   Jason T. Adelman

                                 Exhibit Index


     Exhibit
       No.      Description
    --------    ------------

      5.1       Opinion of Greenberg Traurig, P.A.

     23.1       Consent of Greenberg Traurig, P.A. (included in exhibit 5.1)

     23.2       Consent of BDO Seidman, LLP

     24.1       Power of Attorney (filed with the signature page)